EXHIBIT 2

Privileged and Confidential

Yongye International, Inc.
6th Floor, Suite 608, Xue Yuan International Tower
No. 1 Zichun Road, Haidian District
Beijing, China

September 4, 2012

Abax Global Capital (Hong Kong) Limited
Suite 6708, 67th Floor
2 International Finance Centre
8 Finance Street
Central, Hong Kong

Re: Confidentiality Agreement

Dear Sirs:

In connection with the discussions concerning a possible transaction (the “Transaction”) involving Yongye International, Inc. (where appropriate, together with its subsidiaries, “we”, “us” or the “Company”), Abax Global Capital (Hong Kong) Limited (“you”) and your affiliates, your respective officers, directors, partners, members, employees, agents, potential sources of financing, advisors (including, without limitation, attorneys, accountants and financial advisors) or consultants (collectively, “Representatives”) will receive information concerning the Company and its business activities from us and/or our representatives that is of a proprietary and confidential nature for the purpose of evaluating the Transaction. As a condition for us to furnish such information to you and your Representatives, you agree that all information provided by us and our representatives, whether before or after the date of this letter agreement, and whether written, oral, visual or in electronic form and regardless of whether such information is provided specifically identified as “confidential”, and including (a) the fact that such information is being made available or that you or any of your Representatives has inspected any portion of such information, (b) the fact that evaluations and/or discussions with respect to the Transaction are taking or have taken place or (c) other facts with respect to these discussions, including the status thereof, (together, the “Confidential Information”), shall be treated as confidential and proprietary to us in accordance with the provisions of this letter agreement.

The Confidential Information does not include information which (i) was or becomes generally available to the public other than as a result of disclosure by you or any of your Representatives in violation of this letter agreement, (ii) was or becomes available to you or any of your Representatives on a non-confidential basis from a source other than us or our representatives, provided that such source is not, to your knowledge or the knowledge of such Representative(s), bound by a confidentiality agreement with us, (iii) was or becomes available to you or any of your Representatives without any obligation of confidentiality prior to its disclosure by us (for the avoidance of doubt, this clause (iii) does not include the nonpublic information referenced in the immediately preceding sentence) or (iv) is independently developed by you or your Representatives on your behalf.

Upon execution of this letter agreement, you agree that the Confidential Information will be used solely for the purposes for which such Confidential Information is provided to you in connection with the Transaction and that such information will be kept confidential and will not be disclosed by you to anyone for any reason, except as permitted herein. You further agree that you will limit the availability of the Confidential Information to your Representatives, their accountants and attorneys and other advisors who have a need to know the Confidential Information in connection with the Transaction. You agree to inform all such persons of the confidential nature of the Confidential Information and the existence and terms of this letter agreement, and such persons shall be bound by this letter agreement to protect the confidentiality of the Confidential Information. You agree to be liable not only for your breach of this letter agreement but also any breaches by any of your Representatives.

You will not be deemed to have breached this letter agreement if you disclose Confidential Information that is ordered or required by law, regulation or legal process or as requested by any competent regulatory authority, including, without limitation, the Federal Reserve Board, the Securities and Exchange Commission, the NASDAQ Global Select Market or any other recognized self-regulatory organization; provided that, in any such event you shall (i) use reasonable best efforts to limit the disclosure (ii) give us prompt notice of the existence, terms and circumstances, if legally permitted, of such request so that we may seek (at our own cost and expense) an appropriate protective order and (iii) reasonably cooperate with us in our efforts to obtain an order or other reliable assurance (at our own cost and expense) that confidential treatment will be accorded to such portion of Confidential Information that is disclosed.

Although the Company will endeavor to include in the requested Confidential Information such information known to it which it believes to be relevant for the purpose of your investigation, you understand that none of the Company, its affiliates or its representative has made or makes any representation or warranty as to the accuracy or completeness of the Confidential Information so provided, and that any such representation or warranty will be obtained, if at all, only in a definitive agreement setting forth the Transaction or the financing thereof. You agree that none of the Company, its affiliates or its Representatives will have any liability to you or any of your Representatives resulting from the use of any of the Confidential Information or any related matter.

Until eighteen months after the date hereof, you and your Representatives will not, directly or indirectly, contact any officer, director, employee, customer or supplier of the Company or its subsidiaries in connection with the Transaction, except for Mr. Zishen Wu or any other officer, director, employee, customer or supplier of the Company that was approved in writing by the Board of Directors of the Company (acting through the Special Committee thereof) and the contact with whom was arranged by the Company in connection with the Transaction.

You hereby acknowledge that you are aware, and that you will advise your Representatives who receive any Confidential Information from or on behalf of, or at the direction of, you or your other Representatives, that (i) the Company is a public company whose stock is traded on the NASDAQ Global Market in the United States, (ii) that the information you and your Representatives receive pursuant to this letter agreement may constitute material, non-public information regarding the Company, (iii) the United States securities laws may prohibit any person who has received from an issuer material, non-public information from purchasing or selling securities of such issuer (and options, warrants and rights relating thereto) or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities, and (iv) you and your Representatives may be deemed to be “insiders” under the United States securities laws with respect to the Company as a result of the receipt of such information of the Company. You therefore agree that you will not, and will use commercially reasonable endeavours to ensure that your Representatives to whom you have disclosed Confidential Information do not, purchase, sell or otherwise trade directly or indirectly in the shares or public securities of the Company in a manner that could result in any violation of the securities laws of the United States or any other jurisdiction.

You will not at any time during the fifteen-month period commencing on the date hereof (the “Restricted Period”) (and you will not at any time during the Restricted Period assist or encourage others to), without the prior written approval of the Board of Directors of the Company: (a) acquire or agree, offer, seek or propose to acquire, directly or indirectly, alone or in concert with any other person, by purchase or otherwise, any ownership, including, but not limited to, beneficial ownership as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Act”) of any assets, businesses or securities of the Company or any subsidiary thereof, or any rights or options to acquire such ownership (including from any third party); (b) solicit proxies (as such terms are defined in Rule 14a-1 under the Act), with respect to any matter from holders of any of our shares or any securities convertible into or exchangeable for or exercisable (whether currently or upon the occurrence of any contingency) for the purchase of our shares; (c) initiate, or induce or attempt to induce any person, entity or group (as defined in Section 13(d)(3) of the Act) to initiate, any shareholder proposal or tender offer for any securities of the Company or the convening of a shareholders’ meeting of the Company; (d) otherwise seek or propose (or request permission to propose) to influence or control the management or policies of the Company; (e)
enter into any discussions, negotiations, arrangements or understandings with any other person with respect to any matter described in (a) through (d) above (other than as permitted hereunder); (f) take any action inconsistent with any of (a) through (e) above; or (g) take any action with respect to any of the matters described in this paragraph that requires public disclosure. For the avoidance of doubt, during the Restricted Period, you agree that you will not without the prior written approval of the Board of Directors of the Company (acting through the Special Committee thereof) enter into any discussions, negotiations, arrangements, understandings or definitive agreements with any other person (including, without limitation, any directors, officers or shareholders of the Company) in connection with the Transaction, except for Mr. Zishen Wu or your potential sources of debt financing.

Upon closing or termination of the Transaction, upon our written request, you shall, at our direction, deliver to us or destroy all written material constituting or reflecting the Confidential Information and will not retain any copies, extracts or other reproductions in whole or in part of such written material, except as may be required by applicable law, regulation, formal internal compliance and record keeping policies or legal process or as requested by any regulatory or recognized self-regulatory authority.

You agree that monetary damages would not be a sufficient remedy for any breach or threatened breach of this letter agreement and that in addition to all other remedies, we shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach or threatened breach without having to post bonds.

Except for the obligations expressly set forth herein, neither any party hereto nor any of its affiliates shall have any obligations of any kind in connection with any Transaction, or any proposal, offer or inquiry relating to any Transaction, unless and until it has executed and delivered a definitive agreement.

Your obligations under this letter agreement will terminate eighteen months from the date hereof.

This letter agreement and any non-contractual claims arising out of or in relation to this letter agreement shall be governed by and construed in accordance with the laws of the Hong Kong Special Administrative Region of the People’s Republic of China (the “HKSAR”), without regard to its conflicts of law principles. Any action brought in connection with this letter agreement shall be brought in the courts of the HKSAR, and the parties hereto hereby irrevocably consent to the exclusive jurisdiction of such courts.

This letter agreement supersedes all prior agreements and understandings of the parties hereto with respect to the subject matter hereof and may only be amended, modified or changed, or a provision hereof waived, by a written instrument signed by the parties hereto.

If any provision of this letter agreement will be deemed by any court of competent jurisdiction to be invalid or void, the remaining provisions will remain in full force and effect. No waiver of any of the provisions of this letter agreement will be deemed to constitute a waiver of any other provision (whether or not similar); nor will such waiver be binding unless executed in writing by the party to be bound by the waiver. No failure on the part of either of the Company or you to exercise, and no delay in exercising any right under this letter agreement, will operate as a waiver of such right; nor will any single or partial exercise of any such right preclude any other or further exercise of such right or the exercise of any other right.

Please confirm your agreement to the foregoing by signing and returning the enclosed copy of this letter agreement.

[Remainder of the Page Intentionally Left Blank]

Very truly yours,

Yongye International, Inc.

			By:	/s/ Sean Shao
				Name:	Sean Shao
				Title:	Director

Accepted and agreed to:

Abax Global Capital (Hong Kong) Limited

By:	/s/ Richard Yee
	Name:	Richard Yee
	Title:	Authorized Signatory

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